This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below


     Legg Mason Capital Management, Inc.


     By:___/s/ Nicholas C. Milano_______________________________
           Nicholas C. Milano, Chief Compliance Officer




     Legg Mason Special Investment Trust, Inc.


     By:___/s/ Gregory T. Merz______________________________________
           Gregory T. Merz, Vice President